SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities and Exchange Act of 1934
(Amendment No. __)

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[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

                                           LSI Industries Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting of Shareholders
and Proxy Statement

September 28, 2006

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Tuesday, November 14, 2006, at 10:00 a.m. at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have a chance to meet your Company’s directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides information about our director candidates.

Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.

Sincerely yours,

/s/Robert J. Ready

Robert J. Ready
Chairman of the Board,
Chief Executive Officer, and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
LSI INDUSTRIES INC.

Time:

      10:00 a.m., Eastern Standard Time

Date:

      Tuesday, November 14, 2006

Place:

      LSI Industries Corporate Headquarters
      10000 Alliance Road
      Cincinnati, Ohio 45242

Purpose:

•	Elect Directors
•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2007
•	Conduct other business if properly raised

Only shareholders of record on September 15, 2006 may vote at the meeting. The approximate mailing date of the Proxy Statement and accompanying proxy card is September 28, 2006.

Your vote is important. Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/Robert J. Ready

Robert J. Ready
Chairman of the Board,
Chief Executive Officer, and President

September 27, 2006

LSI Industries Inc.
Proxy Statement

Table of Contents

Page

INTRODUCTION VOTING AT ANNUAL MEETING	1 1
General Information Principal Shareholders Shareholder Proposals	1 2 2
Proposal 1. Election of Directors Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm Other Matters	2 3 5
MANAGEMENT	5
Directors and Executive Officers Section 16(a) Beneficial Ownership Reporting Compliance Executive Compensation Stock Options	5 7 7 9
CORPORATE GOVERNANCE	10
The Executive Committee The Audit Committee Report of the Audit Committee The Nominating and Corporate Governance Committee The Compensation Committee Report of the Compensation Committee	11 12 13 14 14 14
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION CERTAIN TRANSACTIONS CORPORATE PERFORMANCE GRAPH OTHER MATTERS QUESTIONS	16 16 17 18 18

LSI INDUSTRIES INC.

10000 Alliance Road
Cincinnati, Ohio 45242

Telephone (513) 793-3200

P R O X Y  S T A T E M E N T

Annual Meeting of Shareholders
November 14, 2006

INTRODUCTION

        The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 14, 2006, and at any postponement or adjournment of such meeting. This Proxy Statement and the accompanying proxy card were first mailed on September 28, 2006 to shareholders of record as of September 15, 2006.

VOTING AT ANNUAL MEETING

General Information

        In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or in person. Shareholders may vote in person or by proxy at the Annual Meeting. Proxies given may be revoked at any time by filing with the Company (to the attention of Ronald S. Stowell) either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. All shares will be voted as specified on each properly executed proxy card. If no choice is specified, the shares will be voted as recommended by the Board of Directors, namely “FOR” Proposal 1 to elect the six persons nominated as directors by the Nominating and Corporate Governance Committee of the Board of Directors, and “FOR” Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm). If any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.

        As of September 15, 2006, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, LSI Industries had 21,453,385 Common Shares outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on September 15, 2006, will be entitled to vote at the Annual Meeting. Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Principal Shareholders

        As of September 15, 2006, the following are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class
Lord Abbett & Co., LLC	2,267,062	10.33%
90 Hudson Street
Jersey City, NJ 07302-3973

Saco Technologies Inc.	1,419,355	6.47%
7809 Trans Canada Highway
Montreal, Quebec
H4S 1L3
Canada

Royce & Associates LLC	1,326,134	6.04%
1414 Avenue of the Americas, 9th Floor
New York, NY 10019-2578

Columbia Management Group, Inc.	1,325,699	6.04%
590 Madison Avenue
New York, NY 10022-2524

Shareholder Proposals

        Shareholders who desire to have proposals included in the Notice for the 2007 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before June 4, 2007.

        The form of Proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2007 Annual Shareholders’ Meeting, it must be received prior to August 15, 2007. If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than 30 days, we will notify you of this change through our Form 10-Q filings.

Proposal 1.    Election of Directors

        The Company’s Code of Regulations provides that the Board of Directors be composed of six directors, each of whom is elected for a one-year term. The terms of the Company’s directors expire at the 2006 Annual Meeting of Shareholders.

        The Nominating and Corporate Governance Committee of the Board has nominated for reelection the six present directors, namely, Gary P. Kreider, Dennis B. Meyer, Wilfred T. O’Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra. Proxies solicited by the Board will be voted for the election of these six nominees.

        All directors elected at the Annual Meeting will be elected to hold office for one year and until their successors are elected and qualified. In voting to elect directors, shareholders are entitled to one vote for each share held of record. Shareholders are not entitled to cumulate their votes in the election of directors.

        Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board. The six nominees receiving the highest number of votes cast will be elected.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR each of the six directors nominated in this Proxy Statement. Nominees receiving the highest number of votes will be elected.

Proposal 2.    Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of the Board of Directors appointed Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2007. Deloitte & Touche LLP has been the independent registered public accounting firm for the Company since December 2005. Although not required by law, the Board is seeking shareholder ratification of its selection. If ratification is not obtained, the Audit Committee intends to continue the employment of Deloitte & Touche LLP at least through fiscal 2007.

        Representatives of Deloitte & Touche LLP are expected to be present at the Shareholders’ Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

        On December 16, 2005, the Audit Committee of the Board of Directors dismissed Grant Thornton LLP as its independent registered public accounting firm. On that same date, the Audit Committee engaged Deloitte & Touche LLP as its independent registered public accounting firm effective December 16, 2005.

        Grant Thornton’s report on LSI’s financial statements for each of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During LSI’s two most recent fiscal years and the subsequent interim period preceding the dismissal of Grant Thornton, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference to the subject matter in connection with its report. During LSI’s two most recent fiscal years and the subsequent interim period preceding Grant Thornton’s dismissal, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

        During the two most recent fiscal years and the interim period prior to engaging Deloitte, neither LSI nor anyone on its behalf consulted Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on LSI’s financial statements, and no written report or oral advice was provided to LSI that Deloitte concluded was an important factor considered by LSI in reaching a decision as an accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a reportable event (as defined in Regulation S-K Item 304(a)(1)(iv) and Regulation S-K Item 304(a)(1)(v)).

        Grant Thornton furnished LSI with a letter addressed to the Securities and Exchange Commission related to the disclosures in our current report on Form 8-K filed with the Commission on December 20, 2005. The letter was filed as Exhibit 16 to the Form 8-K.

Audit Fees

        The Company expensed the following fees from Deloitte & Touche LLP in the fiscal year ended June 30, 2006, and from Grant Thornton LLP (the Company’s previous independent registered public accounting firm) in the fiscal year ended June 30, 2005 and through the first quarter of fiscal 2006:

Deloitte & Touche LLP

2006
Audit fees	$461,616
Audit-related fees	210,775
Tax fees	3,000
All other fees	4,793

Total fees	$680,184

Grant Thornton LLP

	2005	2006
Audit fees	$385,470	$63,529
Audit-related fees	43,187	25,754
Tax fees	38,729	24,942
All other fees	--	--

Total fees	$467,386	$114,225

        Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company’s system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings. Audit-related fees represent fees for consultation related to accounting and regulatory filing matters, acquisition due diligence services, and to audits of the Company’s qualified retirement plan. Tax fees relate to services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, and tax advice. All other fees represent fees related to services and consultation related to various planning matters.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for approval of this proposal.

Other Matters

        Approval of any other matters considered at the Annual Meeting, including adjournment, will require the affirmative vote of a majority of Common Shares voting at the meeting.

MANAGEMENT

Directors and Executive Officers

        The directors and executive officers of LSI Industries are:

		Common Shares Beneficially Owned
Name and Age	Position	Amount		Percentage
Fred D. Jalbout 50	President of LSI Technology Solutions Plus and President of LSI Saco Technologies Inc.	1,419,355		6.47%

Robert J. Ready(a) 66	Chairman, President, and Chief Executive Officer	1,024,962	(e)	4.67%

James P. Sferra(a) 67	Executive Vice President- Manufacturing; Secretary and Director	469,701	(e)	2.14%

Ronald S. Stowell 56	Vice President, Chief Financial Officer and Treasurer	91,210	(e)	*

David W. McCauley 55	President of LSI Graphic Solutions Plus and President of Grady McCauley Inc.	48,004	(e)	*

Scott D. Ready 42	President of LSI Lighting Solutions Plus	145,940	(e)	*

Wilfred T. O'Gara(b)(c)(d) 49	Director	27,935	(e)	*

Gary P. Kreider(b)(d) 68	Director	34,683	(e)	*

Dennis B. Meyer(b)(c)(d) 72	Director	17,558	(e)	*

Mark A. Serrianne(b)(c)(d) 59	Director	11,102	(e)	*

All Directors and Executive Officers as a Group (Ten Persons)		3,199,815	(f)	14.58%

Information as of September 15, 2006

(a)	Executive Committee Member
(b)	Compensation Committee Member
(c)	Audit Committee Member
(d)	Nominating and Corporate Governance Committee Member
(e)	Includes options exercisable within 60 days for Mr. Robert Ready of 60,625 shares, Mr. Sferra of 70,750 shares, Mr. Stowell of 49,800 shares, Mr. McCauley of 12,813 shares, Mr. Scott Ready of 34,219 shares, Mr. O’Gara of 23,002 shares, Mr. Kreider of 13,625 shares, Mr. Meyer of 14,563 shares, and Mr. Serrianne of 9,500 shares; and indirect beneficial ownership for Mr. Sferra of 12,622 shares and Mr. Scott Ready of 5,625 shares.
(f)	This total counts only once 90,635 shares reported above as both indirect beneficial holdings of Robert J. Ready and as direct holdings of Scott D. Ready.

*Less than 1%

        Fred D. Jalbout has served as President of LSI Technology Solutions Plus and President of LSI Saco Technologies Inc. since June 26, 2006, the date the Company acquired SACO Technologies Inc. Mr. Jalbout had been President and Chief Executive Officer and a principal owner of SACO Technologies Inc. since he acquired the assets of that company in 2002. Prior to that time, Mr. Jalbout served as Chairman, Chief Executive Officer and President of SACO’s predecessor company.

        Robert J. Ready is the founder of the Company and has been its President and a Director since 1976. Mr. Ready was appointed Chairman of the Board of Directors in February 1985. Mr. Ready is also a Director of Meridian Bioscience, Inc.

        James P. Sferra shared in the formation of the Company. Mr. Sferra has served as Corporate Vice President of Manufacturing from November 1989 to November 1992, and as Executive Vice President-Manufacturing since then. Prior to that, he served as Vice President-Manufacturing of LSI Lighting Systems, a division of the Company. Mr. Sferra has served as a Director since 1976, and was appointed Secretary in 1996.

        Ronald S. Stowell has served as Chief Financial Officer since December 1992, and was appointed Treasurer in November 1993 and Vice President in November 1997. From 1985 to November 1992, Mr. Stowell served as Corporate Controller of Essef Corporation (a Nasdaq listed company), Chardon, Ohio, a manufacturer of high performance composite and engineered plastics products.

        David W. McCauley has served as President of LSI Graphic Solutions Plus since April 2003 and as either President or Vice President of Operations of Grady McCauley Inc. (a subsidiary of the Company involved in graphics) since June 1997. Prior to the June 1997 acquisition date, Mr. McCauley was a founder and Vice President of Grady McCauley, Inc.

        Scott D. Ready has served as President of LSI Lighting Solutions Plus since July 2004. Prior to that, he held various sales and other positions at the Company, including Vice President of the Image Group, Vice President Petroleum Sales, and Regional Sales Manager. Mr. Scott Ready has been employed by the Company since 1985, and is the son of Robert J. Ready.

        Gary P. Kreider has been a Director since April 2002. For over five years Mr. Kreider has been a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel. His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963. Effective October 1, 2005 Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings although his affiliation with the firm continues. Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association Corporate Law Committee. Mr. Kreider is also a Director of Meridian Bioscience, Inc.

        Dennis B. Meyer has been a Director since August 2001. Mr. Meyer retired from the Board and Executive Committee of Midmark Corporation in January 2005. Mr. Meyer was Executive Vice President of Midmark Corporation from 1985 to 2001, and held several other executive and managerial positions during his 36 years with that company.

        Wilfred T. O’Gara was appointed a Director of the Company in January 1999. Mr. O’Gara is the President and Chief Executive Officer of The O’Gara Group, Inc., a security and defense related firm. Mr. O’Gara was the CEO of Ohio Medical Inc. from January 2002 until the sale of substantially all of its assets in May of 2004. Previously, he was the Chief Executive Officer of O’Gara-Hess & Eisenhardt Armoring Co., a subsidiary of Armor Holdings, Inc. He was named Co-Chief Executive Officer of Kroll-O’Gara and Chief Executive Officer of the Security Products and Services Group in April, 2000 and served as such until May 2001 when O’Gara-Hess & Eisenhardt was sold to Armor Holdings, Inc. He had also served as Kroll-O’Gara’s President and Chief Operating Officer since the Kroll Holdings merger and as its CEO from August, 1996 until that merger. In addition, Mr. O’Gara has served in various executive officer and director positions in its subsidiaries and predecessors since 1983.

        Mark A. Serrianne was appointed a Director of the Company in August 2004. Mr. Serrianne has been principal owner and Chief Executive Officer of Northlich, Inc. since 1998. Northlich is a privately held advertising, marketing communication and public relations company with headquarters in Cincinnati, Ohio. Mr. Serrianne has held a number of positions with Northlich from 1974 through 1996 when be became President.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company. Based solely upon its review of copies of such forms received by it, and upon written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2006 all other filing requirements were met.

Executive Compensation

        The following table sets forth information regarding annual, long-term, and other compensation paid by the Company to its Chief Executive Officer and each of the other four executive officers at June 30, 2006 during each of the last three fiscal years for services rendered to the Company and its subsidiaries.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options (2)	All Other Compensation (3)
Robert J. Ready	2006	$565,000	$ 80,000	$42,728	--	$136,684
Chairman, President	2005	529,871	255,000	37,164	30,000	116,647
and Chief Executive	2004	515,923	127,500	34,988	--	101,818
Officer

James P. Sferra	2006	$450,000	$ 65,000	$22,613	--	$ 79,301
Executive Vice President-	2005	429,625	215,000	21,688	30,000	64,825
Manufacturing; Secretary	2004	416,322	105,000	19,896	--	67,492

Ronald S. Stowell	2006	$250,875	$ 50,000	$24,796	--	$107,824
Vice President, Chief	2005	240,385	135,000	22,388	25,000	108,362
Financial Officer, and	2004	232,725	65,000	20,396	--	82,176
Treasurer

Scott D. Ready	2006	$225,000	$ 40,000	$15,212	--	$ 24,913
President of LSI Lighting	2005	206,550	80,000	12,936	20,000	27,215
Solutions Plus	2004	173,462	35,000	12,012	--	17,495

David W. McCauley	2006	$225,000	$ 20,000	$15,410	--	$ 40,514
President of LSI Graphic	2005	208,675	90,000	12,000	20,000	24,681
Solutions Plus	2004	199,698	64,260	12,000	--	15,526

(1)	Other Annual Compensation consists of automobile allowances for all executive officers as well as professional fee allowances for Mr. Ready and Mr. Sferra.
(2)	Represents Common Shares underlying options awarded under the Company’s stock option and equity compensation plans.
(3)	All Other Compensation includes Retirement Plan and Deferred Compensation Plan contributions, premiums paid on long-term disability and life insurance policies, and payment of accrued vacation.

        Under separate agreements, Messrs. Robert Ready and Sferra will receive disability payments for up to 50 months at 60% of their average salary and bonus received in the last five fiscal years, reduced by any Social Security payments, if they become disabled while employed by LSI. Health insurance will be maintained for the person, his spouse and dependent children for five years, in the case of Mr. Ready, or ten years, in the case of Mr. Sferra, after termination or death. If such person dies while employed by LSI or while receiving disability payments, the Company shall pay their heirs one million dollars less any payments made as disability compensation or from any policies of life insurance maintained by LSI. In order to provide clear continuity of management influence, LSI has also agreed to employ Messrs. Ready and Sferra as consultants for a transition period of three years commencing at an unspecified time in the future when such person determines to retire from employment. Such consulting compensation will be at annual rates of 60%, 50%, and 40% of the average of the last five full fiscal year salary levels. As of the date of this Proxy Statement, neither Mr. Ready nor Mr. Sferra have announced when their three year transitional period would begin. The establishment of provisions for consulting services by Messrs. Ready and Sferra are intended to facilitate a smooth transition as part of any future management succession plan.

Stock Options

        The following two tables contain information concerning the Named Executives and the outside independent Directors for (a) the grant of stock options and (b) the exercise and appreciation of stock options held.

Fiscal 2006 Option Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2005	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term (1)
					5%	10%
Fred D. Jalbout	20,000	38.6%	$14.36	6/26/16	$180,619	$457,723
Gary P. Kreider	1,500	2.9%	$17.02	11/15/15	$ 16,056	$ 40,688
Denny B. Meyer	1,500	2.9%	$17.02	11/15/15	$ 16,056	$ 40,688
Wilfred T. O'Gara	1,500	2.9%	$17.02	11/15/15	$ 16,056	$ 40,688
Mark A. Serrianne	1,500	2.9%	$17.02	11/15/15	$ 16,056	$ 40,688

(1)	Potential realizable value is net of option exercise price, but before taxes associated with exercise. These amounts represent compounded rates of appreciation and exercise of the options immediately prior to expiration of their term. Actual gains, if any, are dependent on the future performance of the Common Shares, overall stock market conditions, and the optionee’s continued employment through the vesting period. The amounts in this table may not necessarily be achieved.

Fiscal 2006 Option Exercises and Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End(1) Exercisable/Unexercisable
Robert J. Ready	--	--	50,625/30,000	$365,850/$210,900
James P. Sferra	--	--	60,750/25,500	$461,198/$179,265
Ronald S. Stowell	18,750	$183,375	39,800/22,700	$279,982/$159,581
Fred Jalbout	--	--	--/20,000	$ --/$ 52,600
David W. McCauley	42,187	$373,516	7,813/15,000	$ 50,087/$105,450
Scott D. Ready	--	--	29,219/15,000	$207,327/$105,450

Gary P. Kreider	--	--	13,625/ --	$ 72,620/ --
Denny B. Meyer	--	--	14,563/ --	$ 84,576/ --
Wilfred T. O'Gara	--	--	23,002/ --	$134,518/ --
Mark A. Serrianne	--	--	9,500/ --	$ 57,185/ --

(1)	In-the-Money Options are options for which the market value of the underlying Common Shares exceeds the exercise price. Calculation is based upon the market value of the underlying Common Shares at fiscal year-end, minus the exercise price.

        The following table presents information about the Company’s equity compensation plans (LSI Industries Inc. 1995 Stock Option Plan, the LSI Industries Inc. 1995 Directors’ Stock Option Plan and the 2003 Equity Compensation Plan) as of June 30, 2006.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by
security holders	783,957	$10.32	1,822,786

Equity compensation plans not approved
by security holders	--	--	--

Total	783,957	$10.32	1,822,786

CORPORATE GOVERNANCE

        LSI Industries Inc. is an Ohio corporation and, therefore, governed by the corporate laws of the State of Ohio. Since its shares are publicly traded on the NASDAQ Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to NASD rules as well as various provisions of federal securities laws as recently changed by the Sarbanes-Oxley Act. The following members of the Board meet the NASD requirement for independence: Messrs. Kreider, Meyer, O’Gara and Serrianne.

        Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of LSI Industries on your behalf. It reviews the Company’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, the declaration of dividends, major capital expenditures and the establishment of critical policies.

        During fiscal 2006, the Board of Directors met on ten occasions and took two Actions in Writing. In addition to all of the committee meetings disclosed in this report, the independent directors met on two occasions during fiscal 2006 without the presence of the Company’s management or executives.

        The Company expects all directors to attend shareholders’ meetings. All directors attended the 2005 Annual Meeting. Each of the directors attended over 75% of the aggregate of all meetings of the Board and committees of which they were a member.

        Shareholders may communicate with the full Board or individual directors on matters of concern by mail or through our website in each case to the attention of the Secretary of LSI Industries Inc.

        Non-employee directors of the Company received $25,000 ($10,000 of which was in the form of common shares of the Company, paid quarterly at the closing price of the Company’s common shares at the end of the first business day of that quarter), plus $1,500 for each meeting attended. Committee members received $6,000 or $3,000, respectively, for serving as Chairman or a member of the Audit Committee, $3,000 or $1,500, respectively, for serving as Chairman or a member of either the Compensation or Nominating and Corporate Governance Committee, plus either $500 or $750 per committee meeting. Gary Kreider serves as Board Secretary. Mr. Kreider receives no fees for this service except that he receives committee meeting fees for serving as Board secretary for committees of which he is not a member. Directors who are employees of the Company do not receive any compensation for serving as a Director. Non-employee directors received, at the time of their election as directors, an annual grant of an option to purchase 1,500 Common Shares at the market price at the time of grant. Options granted to non-employee directors in fiscal 2006 were exercisable at the time of grant and have a ten year term. Pursuant to an amendment to the 2003 Equity Compensation Plan, options granted to non-employee directors after January 25, 2006 will become vested 25% after each ninety day period following the date of grant.

        The following table sets forth information regarding compensation paid by the Company to its outside independent Board members during fiscal 2006.

	Annual Retainer
	Cash	LSI Common Shares			Board Committee	Meeting	Total
Director	Payment	# of shares	Value	Total	Membership	Attendance	Compensation
Gary P. Kreider	$15,000	608	$9,997	$24,997	$4,500	$17,250	$46,747
Dennis B. Meyer	15,000	608	9,997	24,997	7,500	18,250	50,747
Wilfred T. O'Gara	15,000	608	9,997	24,997	9,000	18,250	52,247
Mark A. Serrianne	15,000	608	9,997	24,997	6,000	18,250	49,247

Total	$60,000	2,432	$39,988	$99,988	$27,000	$72,000	$198,988

        In addition to the compensation listed in the above table, each of the outside independent directors was awarded 1,500 stock options (the exercise price was $17.02 per share, the fair market value of LSI common shares on the date of grant) when they were elected as Directors at the November 15, 2005 Annual Shareholders’ Meeting.

        At its meeting on April 27, 2004, the Board reviewed, approved and adopted the LSI Industries Inc. Code of Ethics. There have been no amendments to the Code of Ethics nor any waivers granted to employees, managers or executive officers. The Company’s Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the year ended June 30, 2004.

        The Directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

        Each of the following committees, except for the Executive Committee, is composed of nonemployee directors each of whom meets the relevant independence requirements established by Nasdaq and the Sarbanes-Oxley Act that apply to their particular assignments.

The Executive Committee

        The Executive Committee, composed of Messrs. Ready (Chairman), and Sferra, is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law. The Executive Committee met once during fiscal 2006.

The Audit Committee

        The Audit Committee is governed by an Audit Committee Charter adopted by the Board of Directors. The Audit Committee is composed of Messrs. O’Gara (Chairman), Meyer, and Serrianne. Wilfred T. O’Gara has been designated as the Audit Committee financial expert by the Board of Directors, and meets all requirements as a financial expert as established by the Securities and Exchange Commission. The Audit Committee met six times in fiscal 2006.

        The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, our auditors. The Audit Committee also evaluates information received from both the outside auditor and management to determine whether the auditor is independent of management. The independent registered public accounting firm reports directly to the Audit Committee. A copy of the Committee’s Charter is available on LSI’s website.

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:

1.	The financial reports and other financial information provided by the Company to any governmental body or the public,
2.	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and
3.	The Company’s auditing, accounting and financial reporting processes generally.

        The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

        The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

        The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit. This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services. The Company will not use its independent registered public accounting firm to perform certain non audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions. Audit-related and tax consulting services that will be permitted include: retirement plan and 401(k) audits, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.

        During the year, the Committee has discussed with both Deloitte & Touche LLP and management the Company’s actions to establish, document, test and evaluate controls and procedures pursuant to new requirements of the Sarbanes-Oxley Act.

        The Audit Committee receives and approves Engagement Letters from the Company’s independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company’s Retirement Plan, tax compliance work, etc. All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company’s independent registered public accounting firm.

        The Audit Committee has advised the Company it has determined that the non-audit services rendered by Grant Thornton LLP early in fiscal 2006 and by Deloitte & Touche LLP for the final approximate seven months of fiscal 2006 are compatible with maintaining the independence of those respective firms when they were engaged as auditors during fiscal year 2006.

Report of the Audit Committee

        During fiscal 2006, the Audit Committee determined the Company would be better served by changing its independent registered public accounting firm. Accordingly, following a thorough analysis and evaluation, the Audit Committee dismissed Grant Thornton LLP and appointed Deloitte & Touche LLP in December 2005. There had been no disagreements with Grant Thornton LLP over audit procedures or accounting, and the Board had considered them independent during the five months plus they were engaged by the Company at the beginning of fiscal 2006.

        The Audit Committee engaged Deloitte & Touche LLP, an independent registered public accounting firm, to conduct audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting. The Committee also discussed with Deloitte & Touche LLP the overall scope and plan for their audit. Following these audits, the Audit Committee reviewed with Deloitte & Touche LLP their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including Statement of Auditing Standards No. 61 (SAS 61 – Communications with Audit Committees), as amended. SAS 61 requires Deloitte & Touche LLP to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Committee also reviewed with Deloitte & Touche LLP their assessment of the Company’s system of internal control over financial reporting.

        Deloitte & Touche LLP also provided a letter containing the disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) with respect to relationships between Deloitte & Touche LLP and either the Company or management that in its professional judgment may reasonably be thought to bear on independence. This letter from Deloitte & Touche LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Independence Standards Board. The Audit Committee has advised Company management that it has determined that the services rendered by Deloitte & Touche LLP during fiscal year 2006 are compatible with maintaining their independence as the Company’s auditors.

        The Audit Committee reviewed and discussed with management the audited financial statements for the year ended June 30, 2006. In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted by members of the Audit Committee Wilfred T. O'Gara, Chairman Dennis B. Meyer Mark A. Serrianne

The Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee, composed of Messrs. Kreider (Chairman), Meyer, O’Gara and Serrianne, is responsible for nominating persons for election as directors at each annual shareholders’ meeting and to fill any Board vacancies that may arise between meetings. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company. The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company. The Nominating and Corporate Governance Committee met once during fiscal year 2006 to nominate the slate of directors for the 2005 Annual Shareholders’ Meeting. The Nominating and Governance Committee did not seek the recommendation of any of the director candidates named in this proxy statement, nor did it receive a recommendation from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees. A copy of the Committee’s Charter is available on LSI’s website.

The Compensation Committee

        The Compensation Committee, composed of Messrs. Meyer (Chairman), Kreider, O’Gara, and Serrianne, is responsible for establishing compensation levels for management and for administering the Company’s Equity Compensation Plan and Non-Qualified Deferred Compensation Plan. The Compensation Committee met four times during fiscal 2006.

Report of the Compensation Committee

        The Compensation Committee annually establishes salaries, bonuses and stock option or stock grant awards for executive officers and key management personnel. The Committee reviews the performance of the Company’s executive officers in connection with the Company’s overall performance. The Committee desires to establish executive compensation that enhances the Company’s overall fundamental objective of providing long-term value for its shareholders and

employees.     In addition, major emphasis is being placed on retaining current management and incentivizing key managers to align their interests to make them consistent with the Company’s growth. The Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable LSI Industries to attract and retain key executives by rewarding exceptional individual performance, and by tying executive pay to overall corporate performance.

        The Committee uses base salaries, incentive and deferred compensation arrangements, automobile allowances, life and disability insurance programs, and stock options designed to tie a portion of the executive’s compensation to the stock market performance of the Company’s Common Shares when establishing executive and managerial compensation programs.

        While Mr. Robert J. Ready’s 2006 base salary and bonus were determined based on the Compensation Committee’s recommendation, the 2006 salaries and bonuses for the other named executive officers were based upon recommendations from management, some of which were subsequently modified by the Committee.

      Base Compensation

        The Committee generally reviews the base salaries of the Company’s executive officers and each executive’s level of responsibility and potential, as well as salary levels offered by competitors and the overall competition in the existing marketplace. Each executive’s particular division of the Company is reviewed, and its contribution to the overall results of the Company assessed. The Committee generally uses this information to determine the executive’s base compensation level. The Committee determined that salary adjustments in line with those relative to the Company’s industry peers were appropriate for the Company’s executive officers, key management and all salaried personnel in fiscal 2006.

        The Committee generally applies a collective, subjective evaluation of the above factors to determine the annual base compensation level of its executive officers in light of the Company’s performance and, in certain cases, the performance of its various divisions. The Committee did not utilize a particular objective formula as a means of establishing annual base compensation levels. Chief Executive Officer and President Robert J. Ready’s salary is generally established on the same basis.

      Incentive Compensation

        Discretionary incentive compensation awards for performance during fiscal 2006 were made to employees of certain operating divisions based upon the achievement of specific goals set forth in the strategic Plan adopted for the 2006 fiscal year. This discretionary Incentive Compensation Plan, which is approved annually by the Committee, provides that employees’ bonuses are based upon certain combinations of overall corporate results, business segment results, divisional results, as well as discretionary factors such as attitude, and individual performance. Bonuses for corporate officers, including Robert J. Ready, are based entirely on overall corporate results, as well as discretionary factors such as attitude and individual performance.

      Stock Option Grants and Equity Compensation

        The shareholders of LSI Industries established an Equity Compensation Plan to provide a method of attracting, retaining and providing appropriate incentives to key employees. The Committee is responsible for the administration of this Plan, both with respect to executive officers and all other employees. To that end, the Committee determines which employees receive options, the time of grant and the number of shares subject to the option. All option prices are set at 100% of the last closing price for the Company’s common shares on the date of grant. The Committee bases its individual option awards upon the past contributions of the particular employee as well as the capability of the employee to impact positively the Company’s future success and profitability. There were no stock options granted to executive officers in fiscal year 2006, other than to Fred D. Jalbout at the time of the acquisition of SACO Technologies. The Committee can also award shares, restricted stock, stock appreciation rights, and other equity awards to executive officers and all other employees. Nominal equity compensation awards were made in fiscal year 2006 to employees who had achieved twenty years of service with the Company.

      The Committee’s Conclusion

        Based on this review, the Committee finds the Company’s Chief Executive Officer’s total compensation to be reasonable.

        Respectfully submitted by members of the

Compensation Committee Dennis B. Meyer, Chairman Gary P. Kreider, Wilfred T. O'Gara, Mark A. Serrianne

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Gary P. Kreider, who is a member of the Compensation Committee, is designated as a senior partner of Keating Muething & Klekamp PLL, Cincinnati, Ohio, a law firm that provided legal services to the Company in fiscal year 2006, but he has no vote or interest in the firm’s earnings.

CERTAIN TRANSACTIONS

        J. Scott Sferra, age 42, is Vice President Manufacturing of the Cincinnati Operations of LSI Industries and is the son of James P. Sferra, Director, Secretary and Executive Vice President Manufacturing of LSI Industries. In fiscal year 2006, J. Scott Sferra’s total compensation was $119,513.

        During fiscal 2006, the Company paid approximately $700,000 to American Engineering and Metal Working, a company owned and operated by Kurt McCauley, David McCauley’s son, for fabricated metal products. The Company believes that the rates charged by American Engineering for these products are comparable to those that the Company would have paid if it had purchased such products from other suppliers in transactions negotiated at arms length.

CORPORATE PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Company’s Common Shares during the five fiscal years ended June 30, 2006 with a cumulative total return on the NASDAQ Global Select Market Index (U.S. companies) and the Dow Jones Electrical Equipment Index. The comparison assumes $100 was invested June 30, 2001 in the Company’s Common Shares and in each of the indexes presented; it also assumes reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

June 30	LSI Industries Inc.	Nasdaq Market Index (U.S.)	Dow Jones Electrical Equipment Index
2001	100.0	100.0	100.0
2002	119.5	70.3	63.0
2003	73.9	78.1	55.4
2004	97.9	98.6	76.8
2005	122.3	99.3	68.8
2006	154.5	105.9	84.9

OTHER MATTERS

        LSI Industries is not aware of any other matters to be presented at the Annual Meeting other than those specified in the Notice.

QUESTIONS

        If you have any questions or need more information about the annual shareholders’ meeting, write to or contact:

LSI Industries Inc.
Ronald S. Stowell,
Vice President, Chief Financial
Officer & Treasurer
10000 Alliance Road
Cincinnati, Ohio 45242
(513) 793-3200

        For more information about your share ownership, call Computershare Investor Services, LLC at (312) 588-4993.

        We also invite you to visit the LSI Industries site on the Internet at www.lsi-industries.com. Internet site materials are for your general information only and are not part of this proxy solicitation.

By order of the Board of Directors /s/ James P. Sferra James P. Sferra Secretary

Dated: September 27, 2006

LSI INDUSTRIES INC.

PROXY FOR ANNUAL MEETING	The undersigned hereby appoints Gary P. Kreider, Dennis B. Meyer and Robert J. Ready, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 14, 2006 at 10:00 a.m., Eastern Standard Time at the Company's headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.      Authority to elect as Directors the six nominees below.

          FOR ___                  WITHHOLD AUTHORITY ___

          Gary P. Kreider, Dennis B. Meyer, Wilfred T. O'Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra

          WRITE THE NAME OF ANY NOMINEE(S) FOR
          WHOM AUTHORITY TO VOTE IS WITHHELD _______________________________________________________

2.      Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2007.

          FOR  ___           AGAINST   ___           ABSTAIN ___

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

, 2006	IMPORTANT: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS